VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                222 NORTH LASALLE STREET
                                CHICAGO, ILLINOIS 60601
                                312-609-7500
                                FACSIMILE:  312-609-5005

                                A PARTNERSHIP INCLUDING VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
                                WITH OFFICES IN CHICAGO AND NEW YORK CITY



                            February 18, 2000



Kemper New Europe Fund, Inc.
222 South Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Kemper New Europe Fund, Inc., a Maryland Corporation (the

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"Fund"),  in connection with the public offering from time to time of any or all of those five hundred million authorized shares of common stock, par value $.001 per share of Class A, Class B and Class C shares ("Shares"), in one authorized series (the "Portfolio"). The shares of the Portfolio have been classified as Class A Shares, Class B Shares and Class C Shares (each, a "Class" and collectively, the "Classes"), as follows: 200,000,000 have been classified as Class A Shares, 100,000,000 as Class B Shares, and 100,000,000 as Class C Shares. In addition, 100,000,000 shares have been classified as Class M Shares. Each share of the Fund issued prior to September 3, 1999 has been reclassified as a Class M Share.

         Prior to the Fund's reorganization as an open-end fund, the Fund was counseled by Willkie Farr & Gallagher. We have served as counsel to the Fund since its reorganization, and in such capacity are familiar with the Fund's reorganization and issuance of Class A, B, and C shares in connection therewith and thereafter and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Fund's Amended and Restated Articles of Incorporation filed September 1, 1999, as amended by the Articles of Amendment filed September 3, 1999 (collectively, the "Articles") were duly authorized by the Board of Directors of the Fund; that the Fund's Amended and Restated Bylaws, adopted August 17, 1999 (the "Bylaws") were duly authorized by the Board of Directors of the Fund; that the Articles and Bylaws are presently in full force and effect and have not been amended in any respect except as provided above; and that the resolutions adopted by the Board of Directors of the Fund on April 27, 1999, July 6, 1999, and August 17, 1999, relating to organizational matters, securities matters, and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a corporation validly existing under the laws of the State of Maryland and is authorized to issue Shares in the Portfolio and Classes; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Articles and the receipt by the Fund of a purchase price not less than the net asset value per Share, and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applied have been complied with, assuming that the Fund continues to validly exist as provided in (a) above and assuming that the number of Shares issued by the Fund does not exceed the number of Shares authorized for the Portfolio and each Class, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         This opinion is solely for the benefit of the Fund, the Fund's Board of Directors and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                Very truly yours,

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                                /s/VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                VEDDER, PRICE, KAUFMAN & KAMMHOLZ


COK/DAS